EXHIBIT 4.3
WARRANT TO PURCHASE COMMON SHARES
U.S. ENERGY CORP.

This is to certify that, for value received, Gordon Financial Advisors, LLC (the “Holder”), is entitled to purchase, subject to the terms set forth below, from U.S. Energy Corp., a Wyoming corporation (the “Company” or “we”), 40,000 shares of the common stock (the “Common Shares”), of the Company at a purchase price per share of $2.81, (the purchase price of a Common Share is hereinafter sometimes referred to as the “Exercise Price.”) at any time until 5:00 P.M., Mountain Time, three (3) years from the date(s) of Vesting (the “Expiration Date,” subject to earlier termination as provided in paragraph (a))  Such Warrants shall vest and be exercisable as follows:

10,000 warrants vesting on August 31, 2008 and expiring on August 30, 2011
10,000 warrants vesting on November 30, 2008 and expiring on November 29, 2011
10,000 warrants vesting on February 28, 2009 and expiring on February 27, 2012
10,000 warrants vesting on May 20, 2009 and expiring on May 19, 2012

The Common Shares are hereinafter sometimes referred to as “Warrant Shares” and include all Common Shares that have been issued upon the exercise of the Warrants and all unissued Common Shares underlying the Warrants.

(a)                 Exercise of Warrant.  This Warrant may be exercised in whole or in part at any time or from time to time until the Expiration Date(s) or if the Expiration Date is a day on which banking institutions are authorized by law to close, then on the next succeeding day which shall not be such a day, by presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, with the Purchase Form annexed hereto duly executed and accompanied by cash payment of the Exercise Price for the number of shares specified in such Form, together with all federal and state taxes applicable upon such exercise; provided however, that if the closing stock market price for the Company’s Common Stock exceeds a gain of 150% over the exercise price (for example $2.81 + 150% gain = $7.03) for a period of twenty (20) consecutive trading days after the date of vesting of such warrants, the Holder must exercise such warrants within thirty (30) days of such date or such warrants will terminate.  If that day is a Saturday or a day when banks are closed or authorized to be closed, then the next business day after such 20th trading day.  The Company shall be under no obligation to inform the Holder of the Company’s stock market price at any time.

The Company agrees not to merge, reorganize or take any action that would terminate this Warrant unless provisions are made as part of such merger, reorganization or other action which would provide the Holder with an equivalent of this Warrant as specified in Section (i) hereof; provided, however, that if reasonably required by the other party or parties to such merger, reorganization or other action, the Company may accelerate the Expiration Date to a date prior to such merger, reorganization or other action, provided further, however, that the Company shall give the Holder written notice of such acceleration at least 30 days prior to such accelerated Expiration Date.  The Company agrees to provide notice to the Holder that any tender offer is being made for the Company’s Common Shares no later than three business days after the day the Company becomes aware that any tender offer is being made for outstanding Common Shares of the Company.  If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the right of the Holder to purchase the balance of the Common Shares purchasable hereunder.  Upon receipt by the Company of this Warrant at the office of the Company or at the office of the Company’s stock transfer agent, in proper form for exercise and accompanied by the Exercise Price, the Holder shall be deemed to be the holder of record of the Common Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Common Shares shall not then be actually delivered to the Holder.

(b)                 Reservation of Shares.  The Company hereby agrees that at all times there shall be reserved for issuance and/or delivery upon exercise of this Warrant such number of Common Shares as shall be required for issuance or delivery upon exercise of this Warrant.

(c)                 Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.

(d)                 Exchange, Assignment or Loss of Warrant.  This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, for other Warrants of different denominations entitling the Holder thereof to purchase (under the same terms and conditions as provided by this Warrant) in the aggregate the same number of Common Shares purchasable hereunder.  This Warrant may not be sold, transferred, assigned, or hypothecated except in compliance with the Securities Act of 1933.  Any such transfer or assignment shall be made by surrender of this Warrant to the Company or at the office of its stock transfer agent, if any, with the Assignment Form annexed hereto duly executed and with funds sufficient to pay any transfer tax; whereupon the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be canceled.  This Warrant may be divided or combined with other Warrants which carry the same rights upon presentation hereof at the office of the Company or at the office of its stock transfer agent, if any, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof.  The term “Warrant” as used herein includes any warrants issued in substitution for or replacement of this Warrant, or into which this Warrant may be divided or exchanged.  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.  Subject to such right of indemnification, any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed, or mutilated shall be at any time enforceable by anyone.

(e)                 Rights of the Holder.  The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in the Warrant and are not enforceable against the Company except to the extent set forth herein.

(f)                 Notices to Holders.  So long as this Warrant shall be outstanding and unexercised (i) if the Company shall pay any dividend or make/any distribution upon the Common Shares or (ii) if the Company shall offer to the holders of Common Shares for subscription or purchase by them any shares of stock of any class or any other rights or (iii) if any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Company to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, then, in any such case, the Company shall cause to be delivered to the Holder, at least 10 days prior to the date specified in (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

(g)                 Reclassification, Reorganization or Merger.  In case of any reclassification, capital reorganization or other change of outstanding Common Shares of the Company (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of an issuance of Common Shares by way of dividend or other distribution or of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding Common Shares of the class issuable upon exercise of this Warrant) or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company shall cause effective provision to be made so that the Holder shall have the right thereafter, by exercising this Warrant, to purchase the kind and amount of shares of stock and other securities and property which the Holder would have received upon such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance had this Warrant been exercised prior to the consummation of such transaction.  Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant.  The foregoing provisions of this Section (k) shall similarly apply to successive reclassifications, capital reorganizations and changes of Common Shares and to successive consolidations, mergers, sales or conveyances.  In the event the Company spins off a subsidiary by distributing to the shareholders of the Company as a dividend or otherwise the stock of the subsidiary, the Company shall reserve for the life of this Warrant, shares of the subsidiary to be delivered to the holders of the Warrants upon exercise to the same extent as if they were owners of record of the Warrant Share on the record date for payment of the shares of the subsidiary.

(h)                 Registration Under the Securities Act of 1933.  The Company agrees to use its best efforts to include such Shares to be received upon exercise of this Warrant in its next regular SEC registration statement.  The Company shall file a Form S-3 registration statement and use its best commercially reasonable efforts to have the SEC declare the registration statement effective by August 31, 2008, all at the sole expense of the Company.

(i)                 Notices.  All notices required to be given to any of the parties hereunder shall be in writing and shall be deemed to have been sufficiently given for all purposes when presented personally to such party or sent by certified or registered mail, return receipt requested, to such party at its address set forth below:

If to the Company:               U.S. Energy Corp.
877 North 8th West
Riverton, Wyoming 82501
Attn: Robert Scott Lorimer, Treasurer
scott@usnrg.com
Fax: 307-857-3050

With a copy to:                    The Law Offices of Stephen E. Rounds
4635 East 18th Avenue
Denver, Colorado 80220
Attn: Stephen E. Rounds, Esq.
sercounsel@msn.com
Fax: 303-377-0231

If to the Subscriber:             Gordon Financial Advisors LLC
205 Third Ave, 19th Floor
New York, New York 10003
Attn: Andrew Gordon
agordon@gfanyc.com
Fax:  212-477-0428

Such notice shall be deemed to be given when received if delivered personally or five (5) business days after the date mailed.  Any notice mailed shall be sent by certified or registered mail.  Any notice of any change in such address shall also be given in the manner set forth above.  Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

(k)                 Transfer to Comply with the Securities Act of 1933.  The Company may cause the following legend, or one similar thereto, to be set forth on the Warrants and on each certificate representing Warrant Shares or any other security issued or issuable upon exercise of this Warrant not theretofore distributed to the public or sold to underwriters for distribution to the public, unless legal counsel for the Company is of the opinion as to any such certificate that such legend, or one similar thereto, is unnecessary:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED OR OFFERED FOR SALE OR TRANSFER UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS THEN IN EFFECT, OR IN AN OPINION OF COUNSEL OF THE REGISTERED OWNER AND ADDRESSED TO THE ISSUER AND IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED.”

(l)                 Applicable Law.  This Warrant shall be governed by, and construed in accordance with, the laws of the State of Wyoming.

IN WITNESS WHEREOF, the Company and Holder have caused this Warrant to be executed by its officer thereunto duly authorized.

Effective: May 21, 2008.

Gordon Financial Advisors LLC                                                                           U.S. Energy Corp.

By:_____________________________                                                          By: ______________________________
Name: Andrew Gordon                                                                                           Name: Keith G. Larsen
Title:  Managing Partner                                                                                        Title:  Chairman and CEO

WARRANT EXERCISE FORM
Dated: ________________

The undersigned hereby irrevocably elects to exercise the Warrant to the extent of purchasing ________________ shares of Common Stock and hereby makes payment of $_____________________ in payment of the actual exercise price thereof.

INSTRUCTIONS FOR REGISTRATION OF STOCK

Name:
(Please typewrite or print in block letters)

Address:

Signature:

WARRANT ASSIGNMENT FORM

Dated:

FOR VALUE RECEIVED,                                                                                                                 hereby sells, assigns and transfers unto                                                                                                                              (Name:  Please typewrite or print in block letters)

Address:

the right to purchase Common Stock represented by this Warrant to the extent of                                  shares as to which such right is exercisable and does hereby irrevocably constitute and appoint                                                                      attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Signature: